Exhibit 99.1

GNC Holdings, Inc. Reports Fourth Quarter and Full Year 2012 Results;

Exceeds Earnings Outlook, Capping Record Year for Revenue and Earnings;

Increases Quarterly Dividend and Announces Share Repurchase Program

Revenue Increases 10.9% in the Fourth Quarter, 17.3% for the Full Year

Same Store Sales Increase 7.1% in the Fourth Quarter, 11.5% for the Full Year and 21.6% on a Full Two-Year Basis

Adjusted EPS Increases 42.9% in the Fourth Quarter to $0.50, and 53.3% to $2.33 for the Full Year

PITTSBURGH, February 14, 2013 – GNC Holdings, Inc. (NYSE: GNC) (the “Company”), a leading global specialty retailer of health and wellness products, today reported its financial results for the quarter and year ended December 31, 2012.

In addition to presenting the Company’s financial results in conformity with U.S. generally accepted accounting principles (“GAAP”), the Company is also presenting results on an “adjusted” basis to exclude the impact of certain expenses related to: (i) the Company’s initial public offering in the first quarter of 2011 (the “IPO”) and secondary offerings in the fourth quarter of 2011, the first quarter of 2012, the third quarter of 2012 and the fourth quarter of 2012 (each, an “Offering”); (ii) certain debt transactions, including a debt refinancing (the “Refinancing”) in the first quarter of 2011, an incremental term loan (the “Incremental Term Loan”) in the third quarter of 2012, and a repricing of our term loan (the “Repricing”) in the fourth quarter of 2012, and (iii) executive severance in the second quarter of 2011.

Fourth Quarter Performance

For the fourth quarter of 2012, the Company reported consolidated revenue of $565.0 million, an increase of 10.9% over consolidated revenue of $509.6 million for the fourth quarter of 2011.  Revenue increased in the Company’s retail and franchise segments both by 12.7%, and decreased in the manufacturing/wholesale segment by 2.4% due to an approximately $5 million reduction in third-party contract manufacturing sales in order to optimize manufacturing capacity for new proprietary domestic and international products.  Same store sales increased 7.1% in domestic company-owned stores (including GNC.com sales), representing the Company’s 30th consecutive quarter of positive same store sales growth.  The Company estimates Hurricane Sandy negatively impacted domestic company-owned same store sales by approximately 125 basis points, or $4 million.  In domestic franchise locations, same store sales increased 11.4%, and were minimally impacted by Hurricane Sandy.

Adjusted EBITDA, which the Company defines as net income before interest, income taxes, depreciation, amortization, sponsor obligation payments, transaction related costs and executive severance, for the fourth quarter of 2012 was $100.6 million, an $18.1 million, or 22.0%, increase over adjusted EBITDA of $82.5 million for the fourth quarter of 2011.  Adjusted EBITDA was 17.8% of revenue for the fourth quarter of 2012, compared to 16.2% for the fourth quarter of 2011.

For the fourth quarter of 2012, the Company reported GAAP net income of $47.4 million, compared to $37.7 million for the fourth quarter of 2011.  Net income for the fourth quarter of 2012 included $3.2 million of pre-tax debt extinguishment costs associated with the Repricing and $0.3 million of non-recurring expenses associated with the Offering.  Excluding these expenses and the related tax impact, adjusted net income for the fourth quarter of 2012 was $49.8 million, an $11.5 million or 30.1% increase over adjusted net income of $38.3 million for the fourth quarter of 2011.  Adjusted diluted earnings per share were $0.50 for the fourth quarter of 2012, a 42.9% increase over adjusted diluted earnings per share of $0.35 for the fourth quarter of 2011.

“2012 was a year of tremendous execution and financial performance across every segment of the business.  We expanded our customer base, gained market share, improved operating margins, generated strong free cash flow and effectively returned capital to shareholders,” said Joe Fortunato, Chairman, President & CEO.

“In our retail segment we consistently generated strong same store sales - even on top of the double-digit performance in 2011 - resulting in a 21.6% same store sales increase on a two-year basis.  We fostered extremely successful GNC proprietary product lines like AMP Vitapaks®, Total LeanTM, Beyond Raw® and Genetix, and our new stores are showing increasingly strong initial year sales productivity.  Our online banners grew the top line more than 25%, and continued to expand operating margins.  We meaningfully increased our Gold Card membership and customer email addresses.  Together, this culminated in substantial segment earnings flow through of nearly 40%, and a segment operating profit margin of 19.4%.”

He continues, “And while the retail business contributes largely to our success, other business segments had an equally strong year and provide a foundation for expanding the brand well into the future.  Some 2012 highlights include:

•                  A consistent and successful domestic franchise business which generated a 15% comp for the year, – with each quarter exceeding 22% on a two-year basis, similar to our company owned stores - expanded operating margins, and is maintaining excellent compliance standards;

•                  A high growth international franchise business which produced a 10% franchisee-reported local currency comp, grew the store base by 15% and increased wholesale sales by over 30%.  We are positioned for sustained growth in our current 54 franchise countries and see long-term expansion opportunities in major geographies across the globe; and

•                  Demonstrating brand extension success with our PetSmart and Sam’s Club businesses.

As we look to 2013, we have positioned the Company for continued success by launching our new marketing campaign, accelerating our new product development pipeline, enhancing our Member Pricing initiative, and fortifying our international expansion opportunities.  Collectively, this is our growth framework for 2013 and beyond.”

Business Update

The Company continues to be pleased with its Member Pricing test initiative, including the consistency of results.  A number of markets have completed their first full year in the new program and are continuing to show sales growth and operating margin expansion.  Further, the markets converted in October 2012 are trending similarly to the previous test markets in their first 3 months.  The Company continues to assess test market results and plan for continued program expansion.

The Company is excited to announce the launch of its evolutionary Respect YourselfTM marketing campaign.  The new campaign - which is integrated across all mediums and includes the addition of TV - is designed to strengthen GNC’s existing customer base while simultaneously broadening market appeal to all age groups by inspiring those who seek to live a healthier lifestyle.  Further, it’s a reflection of our commitment to continually invest in the GNC Brand.  Highlights of the campaign can be found on the homepage of the Company’s website, www.gnc.com.

Fourth Quarter Segment Operating Performance

For the fourth quarter of 2012, retail segment revenue grew 12.7% to $411.5 million, compared to $365.3 million for the fourth quarter of 2011, driven primarily by a 7.1% domestic company-owned same store sales increase including 32.4% growth in GNC.com revenue, 33.9% growth in LuckyVitamin.com and 142 net new stores from the end of the fourth quarter of 2011.   Operating income increased by 27.7%, from $54.3 million to $69.4 million, and was 16.9% of segment revenue for the fourth quarter 2012, compared to 14.9% for the fourth quarter of 2011.  The increase in operating income percentage was driven primarily by expense leverage on the same store sales increase in occupancy and payroll.

For the fourth quarter of 2012, franchise segment revenue grew 12.7% to $94.3 million, compared to $83.7 million for the fourth quarter of 2011, driven primarily by increased wholesale product sales and royalty income in both domestic and international franchise operations.  Operating income increased 19.5%, from $28.0 million to $33.4 million, and was 35.4% of segment revenue for the fourth quarter of 2012, compared to 33.4% for the fourth quarter of 2011.  The increase in operating income percentage was driven by higher gross margin.

For the fourth quarter of 2012, manufacturing/wholesale segment revenue, excluding intersegment revenue, declined 2.4% to $59.2 million, compared to $60.7 million for the fourth quarter of 2011, as an increase in wholesale sales was more than offset by a reduction in third-party contract sales in order to optimize manufacturing capacity for new proprietary domestic and international products.  Operating income increased 5.2% from $21.2 million to $22.3 million and was 37.7% of segment revenue for the fourth quarter of 2012 compared to 35.0% for the fourth quarter of 2011.  The increase in operating income percentage was driven by a higher mix of proprietary product sales.

Total operating income for the fourth quarter of 2012 was $87.5 million, an $18.0 million, or 25.9%, increase over operating income of $69.5 million for the fourth quarter of 2011.  Fourth quarter operating income included $0.3 million and $0.5 million in 2012 and 2011, respectively, of non-recurring costs related to the Offerings.

In the fourth quarter of 2012, the Company opened 35 net new domestic company-owned stores, 119 net new international franchise locations, 14 net new domestic franchise locations, 13 net new Rite Aid franchise store-within-a-store locations, and 2 net new company-owned stores in Canada.

Full Year Performance

For the full year 2012, the Company reported consolidated revenue of $2,430.0 million, an increase of 17.3% over consolidated revenue of $2,072.2 million for the full year 2011.  Revenue increased in each of the Company’s segments: retail by 17.6%, franchise by 21.9%, and manufacturing/wholesale by 8.2%.  Same store sales increased 11.5% in domestic company-owned stores (including GNC.com sales).  In domestic franchise locations, same store sales increased 15.0%.

Adjusted EBITDA for the full year 2012 was $479.0 million, a $132.3 million, or 38.2%, increase over $346.7 million for the full year 2011.  Adjusted EBITDA was 19.7% of revenue for the full year 2012, compared to 16.7% for the full year 2011.

For the full year 2012, the Company reported net income of $240.2 million, compared to $132.3 million for the full year 2011.  Adjusting for expenses related to the Offerings, Incremental Term Loan and Repricing, adjusted net income for the full year 2012 was $244.2 million, 10.0% of revenue and a 49.3% increase over adjusted net income for 2011.  Adjusted diluted earnings per share were $2.33 for the full year 2012, a 53.3% increase over $1.52 for 2011.

For the full year 2012, the Company opened 142 net new domestic company-owned stores, 240 net new international franchise locations, 56 net new Rite Aid franchise store-within-a-store locations, 25 net new domestic franchise locations, and 3 new company-owned stores in Canada, and also closed 3 company-owned stores in Canada.

For the full year 2012, the Company generated net cash from operating activities of $221.2 million, incurred capital expenditures of $41.9 million, repurchased $360.0 million in common stock under share repurchase programs, and paid $45.2 million in common stock dividends.  The Company generated $177.4 million in free cash flow (which it defines as cash provided by operating activities less cash used in investing activities) and at December 31, 2012, the Company’s cash balance was $158.5 million.

Capital Structure

The Company’s Board of Directors has declared a cash dividend of $0.15 per share of its common stock for the first quarter of 2013, representing a $0.04, or 36% increase over its prior quarterly dividend.  The dividend shall be payable on or about March 29th 2013 to stockholders of record at the close of business on March 15, 2013.  The Company currently intends to pay regular quarterly dividends; however, the declaration of such future dividends is subject to the final determination of the Company’s Board of Directors.

The Company’s Board of Directors has authorized a program to repurchase up to an aggregate $250 million of the Company’s common stock over the next twelve months.  Additional details of the program can be found in the section entitled Forward-Looking Statements.

At the end of the fourth quarter of 2012, diluted shares outstanding were approximately 100.1 million.

Current 2013 Outlook

The Company’s current outlook for 2013 is based on current expectations and includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Below is the Company’s initial outlook for 2013:

•

Consolidated revenue increase of approximately 9% - 10%. This is based on achieving a mid-single digit increase in domestic company-owned same store sales for the full year 2013, including the impact of GNC.com.

•	Consolidated earnings per diluted share (“EPS”) of approximately $2.75 - $2.80 for the full year 2013, an 18% - 20% increase over 2012 Adjusted EPS of $2.33.

•	A diluted share count of approximately 100 million and a tax rate of approximately 37%, each for the full year 2013.

•	Capital expenditures of approximately $50 million, and depreciation & amortization of approximately $52 million, combined.

•

New store expectations: approximately 150 net new domestic retail locations, 30 net new domestic franchise locations, 175-200 net new international franchise locations, and 30 net new GNC-Rite Aid store-within-a-store locations.

About Us

GNC Holdings, Inc., headquartered in Pittsburgh, PA, is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC.”

As of December 31, 2012, GNC has more than 8,100 locations, of which more than 6,100 retail locations are in the United States (including 949 franchise and 2,181 Rite Aid franchise store-within-a-store locations) and franchise operations in 54 countries (including distribution centers where retail sales are made).  The Company – which is dedicated to helping consumers Live Well – has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships.  GNC’s broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, GNC Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, and under nationally recognized third party brands.

Conference Call

GNC has scheduled a conference call and webcast to report its fourth quarter 2012 financial results on Thursday, February 14, 2013 at 10:00 am Eastern time.  To listen to this call, dial 1-877-232-1784 inside the U.S. and 706-679-4448 outside the U.S.  The conference identification number for all participants is 99201495.   A webcast of the call will also be available on www.gnc.com - via the Investor Relations section under “About GNC” - through March 15, 2013.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information . Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain, and the Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward looking statement, including unfavorable publicity or consumer perception of our products; costs of compliance and our failure to comply with new and existing governmental regulations governing our products, including, but not limited to, proposed dietary supplement legislation and regulations; disruptions in our manufacturing system or losses of manufacturing certifications; disruptions in our distribution network; or failure to successfully execute our growth strategy, including any delays in our planned future growth, any inability to expand our franchise operations or attract new franchisees, any inability to expand our company owned retail operations, any inability to grow our international footprint, or any inability to expand our e-commerce businesses.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward- looking statements. For a listing of factors that may materially affect such forward -looking statements, please refer to the Company’s  Annual  Report  on  Form  10-K  for  the  year  ended  December  31,  2011  filed  with  the  Securities  and  Exchange Commission.

The Company is authorized to repurchase from time to time shares of its outstanding common stock on the open market or in privately negotiated transactions. The Company may finance any repurchases with cash, potential financing transactions, or a combination of the foregoing.  The timing and amount of stock repurchases will depend on a variety of factors, including the market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program. The company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance. The Company uses adjusted EBITDA to evaluate its performance relative to its competitors and also as a measurement for the calculation of management incentive compensation. Management also believes that adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations  in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of the Company’s profitability or liquidity.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in thousands)

	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011
	(unaudited)

Revenue	$565,023	$509,608	$2,429,983	$2,072,179
Cost of sales, including cost of warehousing, distribution and occupancy	350,646	325,438	1,500,245	1,318,346

Gross profit	214,377	184,170	929,738	753,833

Compensation and related benefits	77,184	72,257	314,311	291,268
Advertising and promotion	16,940	12,893	62,267	52,924
Other selling, general and administrative	32,410	28,947	123,484	113,477
Foreign currency (gain) loss	(6)	15	(90)	121
Transaction related costs (a)	316	537	1,926	13,536
Operating income	87,533	69,521	427,840	282,507

Interest expense, net	14,598	10,386	47,556	74,903

Income before income taxes	72,935	59,135	380,284	207,604

Income tax expense	25,497	21,392	140,088	75,271

Net income	$47,438	$37,743	$240,196	$132,333

Income per share - Basic and Diluted:

Net income	$47,438	$37,743	$240,196	$132,333
Preferred stock dividends	-	-	-	(4,726)
Net income available to common shareholders	$47,438	$37,743	$240,196	$127,607

Earnings per share:
Basic	$0.48	$0.36	$2.32	$1.27
Diluted	$0.47	$0.35	$2.29	$1.24

Weighted average common shares outstanding:
Basic	99,205	106,309	103,503	100,261
Diluted	100,119	109,116	104,911	103,010

(a) Expenses related to the Offerings, the Incremental Term Loan, the Refinancing, and the Repricing.

The following table provides a reconciliation of net income to adjusted EBITDA determined in accordance with GAAP for each period:

	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in thousands)
	(unaudited)
Net income	$47,438	$37,743	$240,196	$132,333
Interest expense, net	14,598	10,386	47,556	74,903
Income tax expense	25,497	21,392	140,088	75,271
Depreciation and amortization	12,780	12,446	49,257	46,790
Transaction related costs (a)	316	537	1,926	13,536
Executive severance	-	-	-	3,470
Sponsor obligations (b)	-	-	-	375
Adjusted EBITDA	$100,629	$82,504	$479,023	$346,678

(a) Expenses related to the Offerings, the Incremental Term Loan, the Refinancing, and the Repricing.

(b) These obligations ceased upon consummation of the IPO.

The following table provides a reconciliation of net income and EPS to adjusted net income and adjusted EPS for each period:

	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in thousands)
	(unaudited)
Net Income	$47,438	$37,743	$240,196	$132,333
Transaction related costs (a)	316	537	1,926	13,536
Executive severance	-	-	-	3,470
Debt extinguishment and refinancing costs (b)	3,227	-	3,227	28,099
Sponsor obligations (c)	-	-	-	375
Tax effect (d)	(1,189)	-	(1,189)	(14,275)
Adjusted net income	$49,792	$38,280	$244,160	$163,538

Adjusted earnings per share (e):
Basic	$0.50	$0.36	$2.36	$1.56
Diluted	$0.50	$0.35	$2.33	$1.52

Adjusted weighted average common shares outstanding (f):
Basic	99,205	106,309	103,503	104,562
Diluted	100,119	109,116	104,911	107,256

(a) Expenses related to the Offerings, the Incremental Term Loan, the Refinancing, and the Repricing.

(b) The 2012 debt extinguishment costs that impacted interest expense included the write-off of $1.3 million of deferred financing fees and original issue discount and financing fees of $1.9 million related to the Repricing. The 2011 debt extinguishment costs that impacted interest expense included approximately $5.8 million in interest rate swap termination costs, $13.4 million of deferred financing fees related to former indebtedness, $1.6 million in original issue discount related to the Senior Toggle Notes, $2.4 million to defease the former Senior Notes and Senior Toggle Notes, and $4.9 million related to the expensing of fees as a result of the $300 million repayment on the Term Loan Facility in connection with the IPO in the second quarter of 2011.

(c) These obligations ceased upon consummation of the IPO.

(d) Effect on income taxes for other adjustments to net income.

(e)  Net income available to common shareholders was adjusted in the earnings per share calculation for $4.2 million of preferred stock dividends for the year ended December 31, 2011.

(f)  The 2011 weighted average shares outstanding were adjusted as if all shares issued with the IPO were issued on January 1, 2011.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,
	2012	2011

Current assets:
Cash and cash equivalents	$158,541	$128,438
Receivables, net	129,641	114,190
Inventories	491,599	423,610
Prepaids and other current assets	39,016	38,777
Total current assets	818,797	705,015

Long-term assets:
Goodwill, brands and other intangibles, net	1,501,632	1,507,466
Property, plant and equipment, net	199,487	198,171
Other long-term assets	32,124	18,935
Total long-term assets	1,733,243	1,724,572

Total assets	$2,552,040	$2,429,587

Current liabilities:
Accounts payable	$125,165	$124,416
Current portion, long-term debt	3,817	1,592
Deferred revenue and other current liabilities	116,337	104,525
Total current liabilities	245,319	230,533

Long-term liabilities:
Long-term debt	1,094,745	899,950
Other long-term liabilities	329,937	320,642
Total long-term liabilities	1,424,682	1,220,592

Total liabilities	1,670,001	1,451,125

Total stockholders’ equity	882,039	978,462

Total liabilities and stockholders’ equity	$2,552,040	$2,429,587

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Year ended
	December 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$240,196	$132,333
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early extinguishment of debt	1,343	19,855
Depreciation and amortization expense	49,257	46,790
Amortization of debt costs	2,439	2,756
Increase in receivables	(18,756)	(13,300)
Increase in inventory	(77,881)	(56,919)
Increase in accounts payable	651	23,243
Other operating activities	23,967	19,916
Net cash provided by operating activities	221,216	174,674

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(41,930)	(43,817)
Acquisition of LuckyVitamin.com, net of cash acquired	-	(19,840)
Other investing activities	(1,884)	(1,887)
Net cash used in investing activities	(43,814)	(65,544)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid to shareholders	(45,216)	-
Payments on long-term debt	(2,689)	(1,355,973)
Repurchase of treasury stock	(359,990)	(61,634)
Repurchase of Class A preferred stock	-	(223,107)
Proceeds from issuance of long-term debt	199,000	1,196,200
Proceeds from sale of Class A Common Stock	-	237,253
Proceeds and tax benefit from exercise of stock options	65,806	50,959
Other financing activities	(3,835)	(17,346)
Net cash used by financing activities	(146,924)	(173,648)

Effect of exchange rate on cash and cash equivalents	(375)	(946)
Net increase (decrease) in cash and cash equivalents	30,103	(65,464)
Beginning balance, cash and cash equivalents	128,438	193,902
Ending balance, cash and cash equivalents	$158,541	$128,438

Segment Financial Data and Store Counts (unaudited)

Retail Segment – Company-owned stores in the U.S. and Canada as well as e-commerce

	Three months ended		Year ended
	December 31,		December 31,
$ in thousands	2012	2011	2012	2011
	(unaudited)
Revenue	$411,541	$365,256	$1,785,001	$1,518,494
Comp store sales - domestic, including GNC.com	7.1%	12.1%	11.5%	10.1%
Operating Income	$69,371	$54,333	$346,420	$243,506
% Revenue	16.9%	14.9%	19.4%	16.0%

Franchise Segment – Franchise-operated domestic and international locations

	Three months ended		Year ended
	December 31,		December 31,
$ in thousands	2012	2011	2012	2011
	(unaudited)
Domestic	$51,912	$48,401	$239,949	$207,341
International	42,387	35,295	168,159	127,451

Total revenue	$94,299	$83,696	$408,108	$334,792
Operating income	$33,425	$27,970	$136,463	$111,261
% Revenue	35.4%	33.4%	33.4%	33.2%

Manufacturing/Wholesale Segment - Third-party contract manufacturing; wholesale and consignment sales with Rite Aid, PetSmart, Sam’s Club and www.drugstore.com

	Three months ended		Year ended
	December 31,		December 31,
$ in thousands	2012	2011	2012	2011
	(unaudited)
Revenue	$59,183	$60,656	$236,874	$218,893
Operating income	$22,312	$21,202	$95,462	$82,185
% Revenue	37.7%	35.0%	40.3%	37.5%

Consolidated unallocated costs (a)

	Three months ended		Year ended
	December 31,		December 31,
$ in thousands	2012	2011	2012	2011
	(unaudited)
Warehousing and distribution costs	$(15,696)	$(14,962)	$(63,297)	$(60,539)
Corporate costs (b)	$(21,563)	$(18,485)	$(85,282)	$(80,370)
Transaction related costs	$(316)	$(537)	$(1,926)	$(13,536)

(a)          Part of consolidated operating income.

(b)          Includes $3.5 million of executive severance for the Year ended December 31, 2011.

Consolidated Store Count Activity

	Year ended December 31, 2012
	Company-	Franchised stores
	owned (b)	Domestic	International	Rite Aid	Total
Beginning of period balance	3,046	924	1,590	2,125	7,685
Store openings (a)	176	65	300	63	604
Store closings	(34)	(40)	(60)	(7)	(141)
End of period balance	3,188	949	1,830	2,181	8,148

	Year ended December 31, 2011
	Company-	Franchised stores
	owned (b)	Domestic	International	Rite Aid	Total
Beginning of period balance	2,917	903	1,437	2,003	7,260
Store openings (a)	175	63	195	127	560
Store closings	(46)	(42)	(42)	(5)	(135)
End of period balance	3,046	924	1,590	2,125	7,685
(a) openings include new stores and corporate/franchise conversion activity
(b) including Canada

Contacts:

Investors:	Michael M. Nuzzo, Executive Vice President and CFO
(412) 288-2029, or

Dennis Magulick, Senior Director Treasury & Investor Relations
(412) 288-4632

SOURCE:	GNC Holdings, Inc.
Web site:	http://www.gnc.com/